UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/07/2011

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On March 7, 2011, Wells Real Estate Investment Trust II, Inc. (which may be referred to herein as the "Registrant," "we," "our" or "us") purchased two office buildings containing approximately 679,710 rentable square feet (the "Market Square Buildings") for approximately $615.0 million, net of $6.0 million of adjustments. The acquisition was funded with $12.9 million of cash on hand, $300.0 million drawn on a $500 million revolving credit facility entered into on May 7, 2010 (the "JPMorgan Chase Credit Facility") and $296.1 million drawn on a newly originated, $300.0 million senior unsecured bridge facility with JPMorgan Chase Bank, N.A. (the "JPMorgan Chase Bridge Facility"; which is described further below in Item 2.03). The Market Square Buildings were built in 1990 and are located on approximately 2.2 acres of land located in Washington D.C. The Market Square Buildings were purchased from Avenue Associates Limited Partnership, a District of Columbia limited partnership, which is not affiliated with the Registrant.

The Market Square Buildings are 96.2% leased to 41 tenants, including Fulbright and Jaworski (approximately 18.8%), Shearman and Sterling (approximately 16.6%), and Edison Electric Institute (approximately 11.3%).

Fulbright and Jaworski is one of the largest law firms in the United States with nearly 900 lawyers and more than 60 integrated practice areas. There are sixteen Fulbright offices world-wide, with international locations in Beijing, London, Munich, Hong Kong, Dubai and Riyadha. Fulbright and Jaworski is a full-service international law firm, which serves the needs of businesses, governments, non-profit organizations and individual clients around the world. The Fulbright and Jaworski lease expires on June 2015. Fulbright and Jaworski has the right to extend the initial term of its lease for one additional ten-year period at ninety-five percent of the then current market rate.

Shearman and Sterling, a law firm, has been in business for over 135 years and has over 900 employees located in 20 countries. Shearman and Sterling advises many of the world's leading corporations and financial institutions, governments and governmental organizations. Areas of practice within Shearman and Sterling include Antitrust, Bankruptcy, Corporate Governance, Environmental, Finance, Intellectual Property, Litigation, Mergers & Acquisitions, Real Estate and Tax. The Shearman and Sterling lease expires on March 2016. Shearman and Sterling has the right to extend the initial term of its lease for one ten-year period at the then current market rate.

The Edison Electric Institute ("EEI") is the association of U.S. shareholder-owned electric companies. EEI was organized in 1833 and its members serve 95 percent of the ultimate customers in the shareholder-owned segment of the industry and represent approximately 70 percent of the U.S. electric power industry. EEI provides public policy leadership in critical industry data, market opportunities, strategic business intelligence, conferences and forums and products and services. The EEI lease expires on June 2015. EEI has the right to extend the initial term of its lease for two additional five-year periods at the then current market rate.

The current aggregate annual base rent for the Market Square Buildings is approximately $28.2 million. The current weighted-average remaining lease term for all of the tenants at the Markets Square Buildings is approximately 5.2 years.

Based on the current condition of the Market Square Buildings, we do not believe it will be necessary to make significant renovations to the Market Square Buildings. Our management believes that the Market Square Buildings are adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 7, 2011, the Registrant, through its operating partnership, entered into the JPMorgan Chase Bridge Facility, a senior unsecured bridge facility with JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), as administrative agent for itself and any other lenders that may become parties to the Bridge Facility. Under the JPMorgan Chase Bridge Facility, the Registrant borrowed $300 million (to finance a portion of the costs incurred by the Registrant in acquiring the Market Square Buildings.

The JPMorgan Chase Bridge Facility provides for interest costs to be incurred based on, at the option of the Registrant, the London Interbank Offered Rate ("LIBOR") for one-, two-, or three-month periods, plus an applicable margin of 2.25% (the "LIBOR Rate") or at an alternate base rate plus an applicable margin of 1.25% (the "Base Rate"). The Base Rate for any day is the greatest of (1) the rate of interest publicly announced by JPMorgan Chase as its prime rate in effect in its principal office in New York City for such day, (2) the federal funds rate for such day plus 0.50%; or (3) the one-month LIBOR Rate for such day plus 1.00%. Additionally, the Registrant will incur a duration fee equal to 0.25% of the outstanding principal amount of the loans under the JPMorgan Chase Bridge Facility if the loans have been outstanding 90 days after March 7, 2011.

Under the terms of the JPMorgan Chase Bridge Facility, accrued interest on Base Rate loans is payable in arrears on the first day of each calendar month. The accrued interest on LIBOR Rate loans is payable on the last day of each one-, two-, or three-month interest period. The Registrant is required to repay outstanding principal and accrued interest on September 6, 2011. Subject to certain qualifications, the Registrant must prepay the outstanding principal balance of the JPMorgan Chase Bridge Facility in an amount equal to (a) 100% of the net cash proceeds of all asset sales or other dispositions of property made by the Registrant, (b) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Registrant, the Registrant's operating partnership or any of the Registrant's subsidiaries, (c) 100% of the net cash proceeds of issuances of equity securities by the Registrant (other than dividend reinvestment proceeds) and (d) 100% of the net cash proceeds paid to the Registrant as a result of any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking of, any property of the Registrant. We also may prepay the JPMorgan Chase Bridge Facility in whole or in part at any time without penalty, subject to reimbursement of any breakage costs incurred by lenders in the case of prepayment of LIBOR borrowings.

The JPMorgan Chase Bridge Facility agreement also stipulates that the Registrant's net distributions, which equal total dividends and other distributions less the amount reinvested through the Registrant's dividend reinvestment plan, may not exceed the greater of (i) 90% of the Registrant's Funds from Operations through the date of payment or 100% of the Registrant's Funds from Operations for the two most recently completed fiscal quarters; or (ii) the minimum amount required in order for the Registrant to maintain its status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures. With limited exceptions, the Registrant may not make net distributions if a default or an event of default has occurred and is continuing or would result from the payment of net distributions.

Additionally, the JPMorgan Chase Bridge Facility agreement prohibits the Registrant from prepaying any of its other debt obligations except for (a) the refinancing of debt so long as (i) the principal amount of the refinanced debt does not exceed the principal amount of the original debt, unless such excess is applied to customary fees, commissions, costs and other expenses incurred in connection with the refinancing or is applied to make a mandatory prepayment of the JPMorgan Chase Bridge Facility, and (ii) the refinanced debt has a maturity date equal to or later than the maturity date of the original debt and a weighted average life to maturity equal to or greater than that of the original debt, (b) the conversion of any debt to equity interests, and (c) prepayments of principal under the JPMorgan Chase Credit Facility.

Debt covenants of the JPMorgan Chase Bridge Facility require that the Registrant maintain its leverage ratio, i.e., the ratio of total debt to total asset value, at 50% or less during the term of the facility and its ratio of secured debt to total asset value at 40% or less during the term of the facility. Total asset value is equal to the sum of the Registrant's cash and cash equivalents, plus the annualized net operating income less capital reserves for the prior fiscal quarter for all properties owned for more than two consecutive fiscal quarters, divided by 9.00%, plus the book value, computed in accordance with accounting principles generally accepted in the United States ("GAAP"), of properties acquired during the Registrant's most recently ended two fiscal quarters, plus the GAAP book value, for construction in process properties, plus the GAAP book value of unimproved land. Other debt covenants provide that the Borrower shall not permit (i) the ratio of the Registrant's unencumbered asset value to total unsecured debt to be less than 2:1, (ii) the ratio of unencumbered adjusted NOI to total unsecured debt to be less than 13% or (iii) the Registrant from failing to maintain certain interest and fixed charge coverage ratios, a minimum tangible net worth and a limitation on secured recourse debt to total asset value. The financial covenants shall be tested at the end of each fiscal quarter. The JPMorgan Chase Bridge Facility also places certain limits on investments that fall outside the Registrant's core investments of improved office and industrial properties located in the United States.

Item 9.01.    Financial Statements and Exhibits

(a)         Financial Statements.
Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before May 20, 2011, by amendment to this Form 8-K.

(b)         Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: March 07, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President